UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut	06877
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Change in Control of the Registrant.

On November 12, 2013, Northern Tier Holdings LLC (“NTH”) and Western Refining, Inc. (“Buyer”) entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which Buyer purchased from NTH all of NTH’s interests in NT InterHoldCo LLC (“HoldCo”), a wholly-owned subsidiary of NTH that holds all of the membership interests in Northern Tier Energy GP LLC , the general partner (the “General Partner”) of Northern Tier Energy LP (the “Partnership”) and 35,622,500 common units representing limited partner interests in the Partnership for $775,000,000 plus the distribution on the common units acquired by Buyer with respect to the quarter ended September 30, 2013 (the “Transaction”). Buyer’s sources of funds for the Transaction consideration consisted of $230.5 million of cash on hand and $544.5 million in cash that was provided pursuant to a Senior Secured Term Loan B facility provided by Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC. The transactions contemplated by the Purchase Agreement were consummated on November 12, 2013. As of the consummation of the transactions contemplated by the Purchase Agreement, Buyer has the ability to appoint all of the members of our general partner’s board of directors.

The information contained in Items 5.02 in this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors; Election of Directors.

In connection with the closing of the Transaction, on November 12, 2013, Bernard Aronson, Jonathan Ginns, Michael MacDougall, and Eric Liaw each resigned as a member of the board of directors of the General Partner.

Also in connection with the closing of the Transaction, on November 12, 2013, Paul L. Foster, Jeff A. Stevens, Scott D. Weaver and Lowry Barfield were each appointed to the board of directors of the General Partner. Mr. Weaver was appointed as a member and chairman of the General Partner’s Nominating & Governance Committee, and Mr. Barfield was appointed as a member of the General Partner’s Nominating & Governance Committee. There are no relationships between Mssrs. Foster, Stevens, Weaver and Barfield that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On November 12, 2013, the Partnership issued a press release describing the transactions contemplated by the Purchase Agreement. The press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 8.01	Other Events.

On November 12, 2013, Northern Tier Energy LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership (“NTE LLC”) entered into a commitment letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide a

$275 million senior secured term loan facility (the “Facility”) for the repurchase of NTE LLC’s Senior Secured Notes due 2020 (the “Notes”) that may be tendered pursuant to an offer to purchase the Notes made by NTE LLC in connection with the Transaction (the “Offer to Purchase”). Northern Tier Energy LLC intends to enter into and borrow under the Facility, if at all, only to the extent necessary to fund the repurchase of the Notes tendered in connection with the Offer to Purchase, based on the aggregate principal amount of Notes tendered and Northern Tier Energy LLC’s available cash at the applicable payment date under the Offer to Purchase. The obligations of the Lenders to enter into and provide funding under the Facility are subject to the negotiation of definitive agreements with Northern Tier Energy LLC with respect the Facility, the tender of at least $25 million principal amount of the Notes in connection with the Offer to Purchase and other conditions customary for a transaction of this type.

Item 9.01	Financial Statements and Other Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: November 14, 2013	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated November 12, 2013.